Exhibit 2

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

dated as of December 6, 2011

by and between

Martha Stewart Living Omnimedia, Inc.

and

J. C. Penney Corporation, Inc.

TABLE OF CONTENTS

ii

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement dated as of December 6, 2011 (this “Agreement”) is by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and J. C. Penney Corporation, Inc., a Delaware corporation (the “Investor”).

RECITALS

A.           The Investor and the Company are parties to that certain Securities Purchase Agreement, dated as of December 6, 2011 (the “Purchase Agreement”), relating to the issue and sale by the Company to the Investor of 11,000,000 shares (the “Purchased Shares”) of the Company’s $.01 par value Class A Common Stock (the “Class A Common Stock”) and one share of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”).

B.           The obligations of the Company and the Investor under the Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by the Investor and the Company.

In consideration of the foregoing recitals and the mutual premises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                       Defined Terms Used in this Agreement.  The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Acquisition Proposal” means any proposal or offer from any Person other than a Standstill Entity relating to any direct or indirect (i) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company and its Subsidiaries representing all or substantially all of the consolidated assets of the Company; (ii) purchase or other acquisition of shares of capital stock or other securities, including by way of a tender offer or exchange offer, in a single transaction or series of related transactions, that would result in the Person (other than Martha Stewart and her Affiliates (other than the Company and its Subsidiaries) with respect to a reclassification of Company Common Stock that would not result in an increase in the Total Voting Power controlled by Martha Stewart and her Affiliates) acquiring such shares to both be, directly or indirectly, the largest beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Total Voting Power and a direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the Total Voting Power; (iii) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction to which the Company is a party (A) involving a Change of Control or (B) immediately following which Martha Stewart and her Affiliates (other than the Company or any of its Subsidiaries) or any “group” (as such term is used in Rule 13d-5 under the Exchange Act) of which any such Person is a part would directly or indirectly beneficially own (as defined in

Rule 13d-3 under the Exchange Act) at least seventy-five percent (75%) of the outstanding shares of the Company Common Stock or (iv) combination of the foregoing.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Entity” means: (a) J. C. Penney Company and any wholly owned Subsidiary of J. C. Penney Company (so long as it remains as such); (b) any Person of which both J. C. Penney Company and the Purchaser are wholly owned Subsidiaries (so long as it remains as such); and (c) any other wholly owned Subsidiary of any such Person (so long as it remains as such and such other Person remains an Affiliated Entity).

“Agreement” has the meaning set forth in the recitals.

“Board” means the board of directors of the Company.

“Business Day” means any day on which the Class A Common Stock may be traded on the New York Stock Exchange or, if not admitted for trading on the New York Stock Exchange, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

“Business Partnership Agreement” means that certain Business Partnership Agreement, dated as of the date hereof, between the Company and the Investor.

“Certificate of Designations” means the certificate of designations for the Series A Preferred Stock.

“Change of Control” means any transaction or series of transactions which results in any Person, other than (i) Martha Stewart and her Affiliates (other than the Company or any of its Subsidiaries) or (ii) any Standstill Entity (or a group of which any Standstill Entity is a part) beneficially owning (as defined in Rule 13d-3 under the Exchange Act) a majority of the Total Voting Power after the consummation of such transaction or series of transactions.

“Class A Common Stock” has the meaning set forth in the recitals.

“Class B Common Stock” means the Company’s $.01 par value Class B Common Stock.

“Closing” means the closing of the sale and purchase of the Purchased Shares and the Series A Preferred Stock pursuant to the Purchase Agreement.

“Closing Date” means the close of business on the date hereof

“Company” has the meaning set forth in the recitals.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Indemnified Parties” has the meaning set forth in Section 2.6(a).

“Demand Notice” has the meaning set forth in Section 2.1(a).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Effectiveness Period” has the meaning set forth in Section 2.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Date” has the meaning set forth in Section 2.1(a).

“Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Hedging Transaction” means (i) any contract to grant any option to purchase, make any short sale of or otherwise hedge shares of Company Common Stock, (ii) any pledge of Company Common Stock (other than pursuant to a senior credit facility or senior debt securities of the Investor or any of the Affiliated Entities on the same terms as all or substantially all of the assets of the Investor and the Affiliated Entities are so pledged) or (iii) any hedging transaction, swap arrangement or any other derivative arrangement or transaction that has the same economic consequences as a sale, disposition or elimination of economic risk of shares of Company Common Stock (including by increasing in value as the value of shares of Company Common Stock decreases), including any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable.

“Holder” or “Holders” means any Person owning of record (including through a nominee or through a broker holding in “street name”) Registrable Securities or any Affiliated Entity that is a transferee or assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement.

“Holder Indemnified Parties” has the meaning set forth in Section 2.6(b).

“Indemnified Party” has the meaning set forth in Section 2.6(c).

“Indemnifying Party” has the meaning set forth in Section 2.6(c).

“Investor” has the meaning set forth in the recitals.

“Investor Group” means, collectively, any Affiliated Entities that beneficially own shares of Series A Preferred Stock or Company Common Stock or any Synthetic Long Positions.

“J. C. Penney Company” means J. C. Penney Company, Inc., a Delaware corporation.

“Material Subsidiary” has the meaning set forth in Section 3.4(b)(vi).

“Maximum Demand Registration” has the meaning set forth in Section 2.1(f)(i).

“Permitted Transferee” has the meaning set forth in Section 2.8(a).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Proceeding” means the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any action, claim, suit, investigation or proceeding.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated by the SEC pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchased Shares” has the meaning set forth in the recitals.

“register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act or foreign securities law, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means all of the Purchased Shares and any other shares of Class A Common Stock acquired by the Investor or any Affiliated Entity other than in violation of this Agreement and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing, subject to Section 2.10; provided, however, that any such Purchased Share, share of Class A Common

Stock or security issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event shall only be treated as a Registrable Security until the earliest of: (a) the date on which the offer and sale of such security has been registered under the Securities Act and such security has been disposed of in accordance with an effective registration statement relating thereto; (b) the date on which such security has been transferred pursuant to Rule 144; (c) the date on which such security shall have ceased to be outstanding; and (d) the date on which such security is transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with this Agreement.

“Registration Statement” means any registration statement filed pursuant to ARTICLE II, including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Related Agreements” means the Business Partnership Agreement and the Purchase Agreement and any other agreements or instruments executed by the Company in connection herewith or therewith.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Designee” has the meaning assigned to it in the Certificate of Designations.

“Series A Preferred Stock” has the meaning set forth in the recitals.

“Standstill Entity” means the Investor, any Affiliated Entity or any controlled Affiliate of the Investor or an Affiliated Entity.

“Standstill Period” has the meaning assigned to it in Section 3.4(b).

“Subsequent Registration” has the meaning set forth in Section 2.1(c).

“Subsidiary” has the meaning assigned to such term in Rule 1-02(x) of Regulation S-X promulgated by the SEC.

“Synthetic Long Position” means any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Company Common Stock or a value determined in whole or part with reference to, or derived in whole or in part from, the value of shares of Company Common Stock and that increases in value as the value of Common Stock increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Common Stock, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or any of such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of such securities, or (iii) such Person or any of such Person’s Affiliates may have entered into any Hedging Transaction with respect to such derivative. A Synthetic Long Position shall not include any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act.

“Total Voting Power” means, at any time of determination, the total number of votes then entitled to be cast by the holders of the outstanding shares of Company Common Stock and any other securities entitled, in the ordinary course, to vote generally in the election of directors of the Company and not solely upon the occurrence and during the continuation of certain specified events or for a separate class or number of directors constituting less than a majority of the Board.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1      Demand Registration.

(a)  At any time after the earlier of (x) the third anniversary of the date of this Agreement and (y) the first day on which the members of the Board that are independent under the listing standards of the New York Stock Exchange, plus (without duplication) the members of the Board that are Series A Designees constitute less than a majority of the members of the Board, subject to the right of the Company under Section 2.1(f) and Section 2.3(j), upon written notice (a “Demand Notice”) by Holders owning a majority of the then outstanding Registrable Securities, the Company shall use its commercially reasonable efforts to prepare and file with the SEC a Registration Statement covering the sale or distribution by the Holders by way of underwritten offering, block sale or any other distribution plan (other than pursuant to a merger, exchange offer or similar transaction) designated in such Demand Notice, but excluding any plan of distribution for offers and sales on a delayed or continuous basis that would require a “shelf” registration, of all of the Registrable Securities requested to be registered in such Demand Notice on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders) in accordance with the foregoing (a “Demand Registration”) on or prior to the date that is thirty (30) days from the date of such Demand Notice (such date of actual filing, the “Filing Date”), and shall use its commercially reasonable efforts to cause such Demand Registration to be declared effective by the SEC as promptly as practical after the filing thereof.
(b)  Once a Demand Registration is declared effective, the Company shall, subject to Section 2.1(f) and Section 2.3(j), use its commercially reasonable efforts to cause such Demand Registration to be continuously effective until the earlier of (A) the time that the Registrable Securities covered by such Demand Registration have been disposed of pursuant thereto and (B) the date that is 180 days after the effective date of such Demand Registration (with respect to any Demand Registration, such period from initial effectiveness thereof until the earlier of the times specified in the immediately preceding clauses (A) and (B), the “Effectiveness Period”). In connection with each Demand Registration, the Company shall request effectiveness of the applicable Registration Statement (and any post-effective amendments thereto) at 5:00 p.m., Eastern time (or such other time as may reasonably be requested by or on behalf of a majority in interest of the Holders participating in such registration), on the effective date and use its commercially reasonable efforts to deliver the Prospectus (or any supplements thereto), which delivery may be made electronically, by 8:00 a.m. Eastern time on the first Business Day after such effective date.  The Company shall use commercially reasonable efforts to file the Prospectus with the SEC by 8:00 a.m. Eastern time on the first Business Day after such effective date.

(c)  If any Demand Registration ceases to be effective under the Securities Act for any reason at any time during the applicable Effectiveness Period, the Company shall use its commercially reasonable efforts to promptly cause such Demand Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Demand Registration), and in any event shall use its commercially reasonable efforts to, within thirty (30) days of such cessation of effectiveness, amend such Demand Registration in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Demand Registration or (ii) at the option of the Company, file an additional Registration Statement (a “Subsequent Registration”) for the purpose of effecting the offering and sale by Holders thereof by way of underwritten offering, block sale or any other distribution plan (other than pursuant to a merger, exchange offer or similar transaction) designated in the applicable Demand Notice of all securities that are Registrable Securities as of the time of such filing and included in the applicable Demand Notice.  If a Subsequent Registration is filed, the Company shall use its commercially reasonable efforts to (x) cause such Subsequent Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing and (y) keep such Subsequent Registration (or another Subsequent Registration meeting the same criteria) continuously effective until the end of the applicable Effectiveness Period.  Any such Subsequent Registration shall be a Registration Statement (other than a “shelf” registration statement for sales on a delayed or continuous basis) on Form S-3 to the extent that the Company is eligible to use such form.  Otherwise, such Subsequent Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders by way of underwritten offering, block sale or any other distribution plan (other than pursuant to a merger, exchange offer or similar transaction) designated in the applicable Demand Notice.

(d)  The Company shall supplement and amend any Demand Registration or any Subsequent Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such registration if required by the Securities Act or as reasonably requested by the Holders covered by such registration.

(e)  If a Demand Notice delivered in accordance with Section 2.1(a) specifies that the sale of the Registrable Securities is intended to be conducted through an underwritten offering, the Holders of a majority of Registrable Securities included in such Demand Notice shall have the right to select the managing underwriter or underwriters to administer the offering; provided, however, that such managing underwriter or underwriters shall be reasonably acceptable to the Company.  The Holders of Registrable Securities included in such Demand Notice and the Company shall enter into an underwriting agreement in such customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 2.1, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities advise the Board that in its or their good faith opinion the number of Registrable Securities requested to be included in such Registration Statement and all other securities proposed to be sold in the offering contemplated thereby exceeds the number which can be sold in such underwritten offering without adversely affecting the success of such offering, in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten Registration Statement shall be allocated, (i) first, up to the total number of securities the Holders have requested in the Demand Notice to be included in such Registration Statement (pro rata based upon the number of securities that each of them shall have so requested to be included in such offering), and (ii) only if all the securities referred to in clause (i) have been included, the number of securities that other holders with registration rights have proposed to include in such Demand Registration (pro rata based upon the number of securities that each of them shall have so requested to be included in such offering) that, in the opinion of the managing underwriter or underwriters can be so sold.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters (provided that, if the managing underwriter or underwriters have provided such Holder with written notice of the date on which the applicable Registration Statement will become effective no later than five Business Days prior to such effectiveness date, such Holder’s written notice of such election must be given at least two Business Days prior to effectiveness of the applicable Registration Statement).  Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(f)  The Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)  after the Company has effected three (3) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective or withdrawn (the “Maximum Demand Registrations”), provided that a registration will count for this purpose only if (A) all Registrable Securities requested to be registered are registered and (B) such Registration Statement becomes effective or is withdrawn at the request of a majority in interest of the Holders initiating such registration (other than a withdrawal because, at the time of such withdrawal, the Holders have learned of material adverse information concerning the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse information);

(ii)  if the Company has effected a registration pursuant to this Section 2.1 within the preceding six (6) months, and such registration has been declared or ordered effective or withdrawn at the request of a majority in interest of the Holders initiating such registration (other than a withdrawal because, at the time of such withdrawal, the Holders have learned of material adverse information concerning the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse information and other than a withdrawal in light of market conditions that Holders have reasonably determined are likely to adversely affect the success of the offering to which such registration relates); or

(iii)  in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.
Section 2.2         Piggyback Registration.

(a)  If, at any time when there are Registrable Securities then outstanding, there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than a registration statement relating to a rights offering or on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of or merger with any entity or business or equity securities issuable in connection with the Company’s equity incentive or other employee benefit plans), and even if there is such an effective Registration Statement covering all of the Registrable Securities, in the event that such offering for its own account or the account of others is to be underwritten, then the Company shall deliver to each Holder a written notice of such determination, and if, within ten (10) days after the date of the delivery of such notice, any such Holder shall so request in writing, the Company shall use its commercially reasonable efforts to include in such registration statement  all or any part of any Registrable Securities such Holder requests to be registered.  The Company shall have the right to postpone, terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(b)  The right of any Holder to registration pursuant to this Section 2.2 in connection with an underwritten offering shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.  Each Holder proposing to distribute its securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform such Holder’s obligations under an underwriting agreement with the managing underwriter(s) selected for such underwriting by the Company or other holder of securities having the right to select such managing underwriter(s) (such underwriting agreement to be in the form negotiated by the Company).  Notwithstanding any other provision of this Section 2.2, if the managing underwriter or underwriters of a proposed underwritten offering with respect to which Holders of Registrable Securities have exercised their piggyback registration rights advise the Board in writing that in its or their good faith opinion the number of

Registrable Securities requested to be included in the offering thereby and all other securities proposed to be sold in the offering exceeds the number which can be sold in such underwritten offering without adversely affecting the success of such offering, in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten offering shall be allocated, (i) first, up to the total number of securities that the Company has requested to be included in such registration, if such registration has been initiated by the Company, or that any other holder of securities has requested to be included in such registration, if such registration has been initiated by such other holder, and (ii) second, and only if all the securities referred to in clause (i) have been included, all other securities proposed to be included in such offering by Holders and other holders with registration rights (pro rata based upon the number of securities that each of them shall have so requested to be included in such offering) that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter (provided that, if the managing underwriter(s) have provided such Holder with written notice of the date on which the applicable Registration Statement will become effective no later than five (5) Business Days prior to such effectiveness date, such Holder’s written notice of such election must be given at least two (2) Business Days prior to effectiveness of the applicable Registration Statement).  Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

Section 2.3       Registration Procedures.  In connection with the Company’s registration obligations under Section 2.1 and Section 2.2, the Company will keep each Holder participating in such registration reasonably informed as to the status thereof and the Company will:

(a)  prepare and file with the SEC a Registration Statement with respect to such securities in accordance with the applicable provisions of this Agreement and use commercially reasonable efforts to cause such Registration Statement to become effective and, in the case of a Demand Registration, keep such Registration Statement effective for the applicable Effectiveness Period;

(b)  prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement pursuant to the manner of distribution contained therein and, in the case of a Demand Registration, as may be necessary to keep the Registration Statement continuously effective for the applicable Effectiveness Period;

(c)  furnish to the Holders participating in such registration and to their legal counsel copies of the Registration Statement proposed to be filed, and provide such Holders and their legal counsel the reasonable opportunity to review and comment on such Registration Statement;

(d)  furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the

Registration Statement, preliminary prospectus, final Prospectus in conformity with the requirements of the Securities Act, and such other documents as such underwriters or Holders may reasonably request in order to facilitate the public offering of such securities and the disposition of the Registrable Securities owned by them that are included in such registration;

(e)  use commercially reasonable efforts to notify each Holder of Registrable Securities covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the Company’s knowledge of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 2.3(j), at the request of any such Holder, prepare promptly and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(f)  use commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g)  make available for inspection by any Holder participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Holder or underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers and directors to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that such Holder or underwriter shall agree to hold in confidence and trust all information so provided pursuant to a confidentiality agreement in form and substance customary under the circumstances (such confidentiality agreement to include a provision that such Holder or underwriter, as the case may be, shall be responsible for any unauthorized disclosure by the attorneys or accountants of such Holder or underwriter unless such Holder did not use commercially reasonable efforts to cause such underwriter to execute such a confidentiality agreement);

(h)  in the event that the Registrable Securities are being offered in an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, in accordance with the applicable provisions of this Agreement and participate and cooperate with the underwriters in connection with any road show or marketing activities customary for an underwritten public offering;

(i)  use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the legal counsel representing the Company (which may be in-house counsel, if acceptable to the managing underwriters selected for such underwritten offering) for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;
(j)  notwithstanding any other provision of this Agreement, if the Board has determined in good faith that the filing or effectiveness of (i) a registration statement for any Demand Registration would cause disclosure of any financing, acquisition, corporate reorganization or other transactions or development involving the Company or any of its subsidiaries that is or would be material to the Company and that, in the reasonable good faith judgment of the Board, such disclosure would not at the time be in the best interests of the Company or (ii) the disclosure necessary for continued use of any Prospectus and Registration Statement by the Holders could be materially detrimental to the Company, the Company shall have the right not to file or not to cause the effectiveness of any registration covering any Registrable Securities and to suspend the use of the Prospectus and the Registration Statement covering any Registrable Security for such period of time as its use would be materially detrimental to the Company by delivering written notice of such suspension to all Holders listed on the Company’s records; provided, however, that in any twelve (12)-month period the Company may exercise the right to such suspension not more than twice and for not more than forty-five (45) days in each such exercise provided, further, in the case of any registration statement for any Demand Registration pursuant to clause (i) above, that the Company shall not register any other capital stock during such forty-five (45) day period (other than a registration on Form S-8 or Form S-4 or relating to the issuance or sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to a merger or acquisition or other transaction to which Rule 145 under the Securities Act is applicable).  From and after the date of a notice of suspension under this Section 2.3(j), each Holder agrees not to use the Prospectus or Registration Statement until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the day following the forty-fifth (45th) day of any such suspension; and

(k)  use commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be authorized to be listed and authorized for quotation or trading on each securities exchange or automated quotation system, if any, on which the same class of securities issued by the Company is then listed, quoted or traded.

Section 2.4         Registration Expenses.  All expenses (other than underwriting discounts and commissions incurred in connection with registrations, which discounts and commissions shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered) incurred in connection with registrations, filings or qualifications pursuant to this ARTICLE II, including, without limitation, all registration and filing fees pursuant to any provision of this Agreement, shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or the Holders withdraw a majority of the Registrable Securities requested to be included in such registration statement (in which case all participating Holders shall reimburse the Company any expenses incurred therewith and bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration) unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Holders initiating the request were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities initiating the request agree to forfeit their right to one requested registration pursuant to Section 2.1, in which event such right shall be forfeited by all Holders.  Except as provided above, all other expenses incurred by any Holder in connection with a registration requested pursuant to Section 2.1 or Section 2.2, including fees and disbursements of counsel for the selling Holder or Holders, shall be borne by such Holder or Holders incurring such expenses.

Section 2.5       Prospectus Delivery Requirements; Discontinued Disposition.

(a)  Each Holder covenants and agrees that it will comply with the Prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

(b)  By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of (i) a Proceeding, (ii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (iii) any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (iv) any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus, such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed.  The Company will use its commercially reasonable efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

Section 2.6       Indemnification.

(a)  To the extent permitted by law, the Company will, with respect to any Registrable Securities which are included in a Registration Statement pursuant to Section 2.1 or Section 2.2, indemnify each Holder, each Holder’s officers, directors, partners and members, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, and each underwriter thereof, if any, and each person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), against all expenses, claims, losses, damages and liabilities, joint or several, or actions in respect thereof, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation (or alleged violation) by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act or state or federal securities laws applicable to the Company in connection with any such registration, and the Company will reimburse each of the Company Indemnified Parties for any reasonable out-of-pocket legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred and within thirty (30) days after a request for reimbursement has been received by the Company together with supporting documentation.  The indemnity agreement contained in this Section 2.6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action (1) to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement or Prospectus) which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder or (2) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended Prospectus, and such Holder failed to deliver a copy of the final or amended Prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

(b)  To the extent permitted by law, each Holder will, with respect to any Registrable Securities which are included in a Registration Statement pursuant to Section 2.1 or Section 2.2, indemnify, severally and not jointly, the Company, each of its directors, officers, partners and members, each underwriter, if any, of the Company’s securities covered by such a registration, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder and each of such Holder’s officers, directors, partners and members who have signed the Registration Statement and each person controlling such Holder within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities law applicable to such Holder and will reimburse each of the Holder Indemnified Parties for any reasonable out-of-pocket legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that in no event shall any indemnity under this Section 2.6(b) payable by a Holder exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  The indemnity agreement contained in this Section 2.6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed), nor shall the Holder be liable for any such loss, claim, damage, liability or action where such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended Prospectus, and the Company or the underwriters failed to deliver a copy of the final or amended Prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act

(c)  Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (including any governmental action), and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense; provided further, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding.  The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 2.6 if, but only to the extent that, the failure to give such notice is materially prejudicial or harmful to an Indemnifying Party’s ability to defend such action.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  The indemnity agreements contained in this Section 2.6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)  If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in Section 2.6(e), the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2.6(d). In no event shall any Holder’s contribution obligation under this Section 2.6(d) exceed the amount of the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration.

(e)  No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions of Section 2.6, the provisions in the underwriting agreement will control; provided, however, that to the extent such underwriting agreement does not address a matter addressed by this Agreement, that failure to address such matter shall not be deemed a conflict between the provisions of this Agreement and the underwriting agreement.

(g)  The obligations of the Company and Holders under this Section 2.6(g) shall survive the completion of any offering of Registrable Securities in a Registration Statement, and otherwise.

Section 2.7       Information by Holders, Etc.  The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.  It is understood and agreed that the obligations of the Company under Section 2.1 and Section 2.2 are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(a)  such Holder or Holders will cooperate with the Company in connection with the preparation of the applicable Registration Statement, and for so long as the Company is obligated to keep such Registration Statement effective, such Holder or Holders will provide to the Company, in writing and in a timely manner, for use in such Registration Statement (and expressly identified in writing as such), all information regarding themselves and such other information as may be required by applicable law to enable the Company to prepare such Registration Statement and the related Prospectus covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(b)  during such time as such Holder or Holders may be engaged in a distribution of the Registrable Securities, such Holder or Holders will comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, among other things:  (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by it solely in the manner described in the applicable Registration Statement; and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders, such copies of the applicable Prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree, provided, however, that the Company shall have provided such Holder or Holders with an adequate number of copies thereof;

(c)  such Holder or Holders shall permit the Company and its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may be reasonably request to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders; and

(d)  on receipt of written notice from the Company of the happening of any of the events specified in Section 2.3(j), or that requires the suspension by such Holder or Holders of the distribution of any of the Registrable Securities owned by such Holder or Holders, then such Holders shall cease offering or distributing the Registrable Securities owned by such Holder or Holders until the offering and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.

Section 2.8       Assignability; Transfer Restrictions.

(a)  During the Standstill Period and thereafter, the Investor will not, and shall cause each member of the Investor Group not to, without the prior consent of the Company (as approved by the Board, to the knowledge of the Investor), transfer any Company Common Stock or Synthetic Long Positions other than (i) to an Affiliated Entity, so long as such Affiliated Entity agrees in writing, a copy of which writing is provided to the Company at the time of transfer, to be bound by and subject to the terms and conditions of this Agreement and that it shall immediately transfer all Company Common Stock or Synthetic Long Positions and all rights and obligations hereunder to the Investor or another Affiliated Entity at such time that it ceases to be an Affiliated Entity (any such transferee a “Permitted Transferee”), (ii) in connection with a third party tender or exchange offer, merger or similar transaction recommended, approved by or not opposed by the Board, (iii) in an open market transaction or a Registration Statement or otherwise (other than in contravention of the immediately-preceding clause (ii)); provided that, notwithstanding anything to the contrary in this Agreement, the Investor may not transfer any shares of Class A Common Stock or Synthetic Long Positions to any Person pursuant to the immediately-preceding clause (iii) that, together with the Affiliates of such Person and others with whom such Person or its Affiliates are part of any “group” as such term is used in Rule 13d-5 under the Exchange Act, would, to the Investor’s knowledge, immediately after such transfer and other transactions to be effected in connection therewith and known to the Investor, beneficially own Company Common Stock and/or Synthetic Long Positions representing, in the aggregate, more than five percent (5%) of the then-outstanding shares of Company Common Stock.

(b)  The rights to cause the Company to register Registrable Securities pursuant to this ARTICLE II may be assigned (but only with all related obligations), in whole or in part, by a Holder to a Permitted Transferee (in accordance with clause (i) of Section 2.8(a), so long as the Company is, promptly after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned.  If any of the Registrable Securities are transferred or assigned by a Holder to a Permitted Transferee in accordance with the terms of this Agreement, then, upon request by the transferring Holder, the Company shall use its commercially reasonable efforts (at the earliest opportunity practicable) to enable such Permitted Transferee to resell such transferred or assigned Registrable Securities using the Registration Statement filed and made effective pursuant to this Agreement and the related Prospectus by filing a post-effective amendment or, if applicable, Prospectus supplement, naming such Permitted Transferee as a selling stockholder under such Registration Statement and Prospectus.

(c)  The Company acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, the Investor and any Affiliated Entity may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of its Class A Common Stock to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that agrees to be bound by the provisions of this Agreement and the Investor Rights Agreement, so long as such pledge is made pursuant to a senior credit facility or senior debt securities of the Investor or any of the Affiliated Entities on the same terms as all or substantially all of the assets of the Investor and the Affiliated Entities are so pledged, and, if required under the terms of such arrangement, the Investor and any Permitted Transferee may transfer pledged or secured shares of Class A Common Stock to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the expense of the Investor or the applicable Permitted Transferee, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of shares of Class A Common Stock may reasonably request in connection with a pledge or transfer of such shares, including, if the shares are subject to registration pursuant to the Investor Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

Section 2.9         Reporting Status and Public Information.  During each Effectiveness Period, the Company agrees to use commercially reasonable efforts to (a) timely file all documents with the SEC required to be filed by it, (b) make and keep public information available, as those terms are understood and defined in Rule 144, at all times, (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act and (d) so long as a Holder owns any Registrable Securities, furnish to such Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

Section 2.10         Termination of Rights.  The rights of any particular Holder to cause the Company to register securities under this ARTICLE II shall terminate with respect to such Holder upon the earlier of the date upon which (i) all of such Holder’s shares are no longer Registrable Securities or such Holder, if not the Investor, is no longer an Affiliated Entity or (ii) the Company is no longer reporting, or subject to reporting requirements, under the Exchange Act; provided that, with respect to a termination under this clause (ii), such rights shall revive and become effective upon the Company again reporting, or being subject to reporting requirements, under the Exchange Act.

ARTICLE III

CORPORATE GOVERNANCE AND RELATED COVENANTS

Section 3.1          Board of Directors.

(a)  The initial Series A Designees shall be Michael W. Kramer and Daniel E. Walker.

(b)  Prior to the earlier to occur of (i) the termination of the Standstill Period and (ii) the holders of Series A Preferred Stock no longer being entitled to designate one or more Series A Designees for election to the Board, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Investor and the other Affiliated Entities shall, with respect to the election of directors to the Board by the holders of Company Common Stock, cause all shares of Company Common Stock with respect to which the Investor Group has the power to vote or direct the voting to be counted as present at such meeting for purposes of establishing a quorum and shall cause such shares of Company Common Stock to be voted, at such meeting or by written consent, for or against the election of each nominee for election to the Board in the same proportion as all other shares of Company Common Stock are voted for or against each such nominee.

(c)  To the extent that the Series A Preferred Stock is entitled to vote separately as a class on any matter other than election or removal of Series A Designees, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Investor shall cause the share of Series A Preferred Stock for the purpose of considering and acting upon any such matter (other than (I) an amendment to the Certificate of Incorporation or Certificate of Designations that adversely affects the preferences, rights, privileges or powers of the Series A Preferred Stock or authorizes the issuance of any additional shares of Series A Preferred Stock in each case other than as provided in the immediately-succeeding clause (II), or (II) any binding share exchange or reclassification  involving the Series A Preferred Stock, or any merger or consolidation, the terms of which do not ensure that such transaction will be consummated, if at all, without contravening or conflicting with Section 8 of the Certificate of Designations), to (i) be counted as present at such meeting for purposes of establishing a quorum and (ii) be voted, at such meeting or by written consent, (x) in the case of a matter on which the other holders of Company Common stock are entitled to vote, in accordance with a majority of the votes cast by the other holders of Company Common Stock as to which the Investor Group does not have the power to vote or direct the voting are voted on such matter or (y) in the case of a matter on which the other holders of Company Common stock are not entitled to vote, as recommended by the Board with respect to such matter; provided, that the Company complies with its obligations under Section 8 of the Certificate of Designations, to the extent the Company has any obligation thereunder in connection with such matter.

(d)  The Company agrees that its director indemnification arrangements will be the primary source of indemnification and advancement of expenses for each of the Series A Designees in connection with the matters covered thereby, and payment thereon with respect to any Series A Designee will be made before, offset and reduce any other insurance, indemnity or expense advancement to which any such Series A Designee may be entitled or which is actually paid with respect to such Series A Designee in connection with such matters, including as an employee of the Investor or any of its Affiliates.

Section 3.2           Rights Agreement.  During the Standstill Period, but only for so long as the Standstill Entities are in compliance, in all material respects, with their obligations under this Agreement and the Purchase Agreement, the Company shall not, without the prior written consent of the Investor, put in place any stockholder rights plan or similar poison pill that would prohibit the Standstill Entities from having beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of a number of shares of Company Common Stock (and/or any economically equivalent interest resulting from any Synthetic Long Position), or acquiring a number of shares of Company Common Stock (or any Synthetic Long Position) that would increase the Standstill Entities’ aggregate beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Company Common Stock (and/or any economically equivalent interest resulting from any Synthetic Long Position) immediately after such acquisition to a number of shares of Company Common Stock, that represents no more than twenty-five percent (25%) of (x) the Total Voting Power and (y) the then-outstanding shares of Company Common Stock.

Section 3.3          Organizational Documents.  The Board shall take or cause to be taken all lawful action necessary or appropriate to ensure that neither the certificate of incorporation nor the bylaws of the Company contains any provision that would in any way nullify or impair the terms of this Agreement or the rights of the Investor or any Affiliated Entity under this Agreement or the rights of any Holder under ARTICLE II.

Section 3.4          Standstill.

(a)  Subject to Section 3.4(c), the Investor agrees that the Investor will not, and will cause the other Standstill Entities not to, without the prior written consent of the Company(as approved by the Board, to the knowledge of the Investor), directly or indirectly:

(i)  effect (whether publicly or otherwise), initiate or participate in, support or assist any third party with respect to, or provide or guarantee financing for any third party in connection with:

(A)  any acquisition of any shares of Company Common Stock or any rights or securities convertible into or exercisable or exchangeable for shares of Company Common Stock to the extent that such acquisition would increase the Standstill Entities’ (1) aggregate beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Company Common Stock or economic interest in Company Common Stock pursuant to any Synthetic Long Position (or other derivative arrangement or transaction that has similar economic consequences, in whole or in part, to an acquisition of Company Common Stock immediately after such acquisition) equivalent to more than twenty-five percent (25%) of the then-outstanding shares of Company Common Stock or (2) aggregate beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Company Common Stock immediately after such acquisition to more than twenty-five percent (25%) of the Total Voting Power (it being understood that, for purposes of this paragraph (a), any increase in the Standstill Entities’ beneficial ownership of, or economic interest in, Company Common Stock resulting from the Company’s repurchases of Company Common Stock or other actions by the Company to reduce the number of outstanding shares of Company Common Stock or resulting from transactions to which none of the Standstill Entities are parties will not constitute an acquisition of shares of, or an increase in beneficial ownership of or economic interest in, Company Common Stock or any rights or securities convertible into or exercisable or exchangeable for shares of Company Common Stock by any of the Standstill Entities);

(B)  any acquisition of more than 5% of the consolidated assets of the Company and its Subsidiaries, taken as a whole (other than pursuant to the Business Partnership Agreement or other similar commercial agreements or arrangements with the Company or any Subsidiary of the Company);

(C)  any acquisition of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness of the Company or its Subsidiaries (other than pursuant to the Business Partnership Agreement or other similar commercial agreements or arrangements with the Company or any Subsidiary of the Company); or

(D)  any tender or exchange offer, merger or other business combination involving the Company or any of its Subsidiaries or other sale, lease or other disposition of assets of the Company and its Subsidiaries representing all or substantially all of the consolidated assets of the Company.

(ii)  make, or in any way participate in, any solicitation of proxies to vote Company Common Stock or solicitation of action by written consent, or seek to advise or influence any person or entity in connection with any vote or action by written consent, of the holders of Company Common Stock, except in each case for any solicitation described in Rule 14a-2(a)(2) under the Exchange Act;

(iii)  grant any proxies or right to act by written consent with respect to Company Common Stock other than in accordance with and consistent with the recommendation of the Board, deposit any Company Common Stock in a voting trust or enter into any other understanding, arrangement or agreement with respect to the voting of Company Common Stock other than in accordance with and consistent with the recommendation of the Board;
(iv)  seek to obtain representation on the Board (other than to the extent designated in accordance with the terms of the Series A Preferred Stock);
(v)  form, join or in any way participate in a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any of the actions otherwise prohibited by this Section 3.4(a);

(vi)    solicit, discuss with, or enter into any agreement, arrangement or understanding with any third party with respect to any of the actions prohibited by this Section 3.4(a);

(vii)  make any public announcement of its intention or desire take any of the actions otherwise prohibited by this Section 3.4(a) or its support for or opposition to, or intention as to how it would vote or act by written consent with respect to, any matter to be submitted to a vote of holders of

Company Common Stock, or take any action (including submitting any proposal or offer) that could reasonably be expected to require public disclosure by the Company regarding any of such other actions otherwise prohibited by this Section 3.4(a), including as a result of a Series A Designee, in connection with such action taken, resigning from the Board or failing to stand for re-election to the Board; or

(viii)  request, propose or otherwise seek any amendment or waiver of any of the provisions of this Section 3.4(a).

provided that none of the foregoing, other than Section 3.4(a)(vii) (1) shall prevent, restrict, encumber or in any way limit the ability of any Series A Designee to vote on matters or make any statement at any meeting of the Board or any committee thereof, or otherwise to act in his or her capacity as a director; (2) shall prevent, restrict, encumber or in any way limit the Investor or any Standstill Entity from transferring or otherwise disposing of any Class A Common Stock in accordance with this Agreement, from forming, joining or participating in any group consisting solely of Standstill Entities, from soliciting, conducting any discussions with, or entering into any agreement, arrangement or understanding with any Standstill Entity or from exercising its voting, designation and other rights as a holder of Series A Preferred Stock; (3) shall apply to or restrict, encumber or in any way limit any confidential, non-public discussions or other communications between or among directors, officers, employees or agents of any Standstill Entities; or (4)  shall be deemed to restrict, encumber or in any way limit any Standstill Entity from voting (x) against any proposal of a third party regarding a merger or other business combination, or determining not to tender or exchange any securities pursuant to any tender or exchange offer, regardless of whether such proposal or offer is supported by the Board or any committee thereof (except as specifically required under Section 3.1 with respect to the voting of the Series A Preferred Stock) or (y) in favor of any matter recommended by the Board for approval by the holders of Company Common Stock.

(b)  The provisions of paragraph (a) of this Section 3.4 shall be in effect only during the period (the “Standstill Period”) from the Closing until, and shall terminate without any further action by any party upon, the earliest of:

(i)  the fourth anniversary of the Closing Date;

(ii) (x)  the Company or the Board publicly approving, accepting, authorizing or recommending to the Company’s stockholders their approval of, or their conveyance of any Class A Common Stock or other securities pursuant to, any Acquisition Proposal or (y) entry by the Company or any of its Subsidiaries into a definitive agreement with any Person with respect to an Acquisition Proposal; provided that the Standstill Period shall again be applicable (unless or until otherwise terminated pursuant to this Section 3.4(b)) if the Board publicly withdraws approval, acceptance, authorization or recommendation of such Acquisition Proposal, or such agreement is terminated prior to closing of the transaction contemplated thereunder;

(iii)  termination of the Business Partnership Agreement by the Investor (or its Affiliate party thereto) as a result of a material breach of the Company, following a determination by a court of competent jurisdiction, not subject to further appeal, that the Company had materially breached the Business Partnership Agreement in such a manner that would give rise to the Investor’s (or such Affiliate’s) right to terminate the Business Partnership Agreement;
(iv)  any Person (other than any Standstill Entity) or “group” (as such term is used in Rule 13d-5 under the Exchange Act, but excluding any group that includes any Standstill Entity) having acquired or announced its intention to acquire, including by commencement of a tender offer or exchange offer, beneficial ownership of 25% or more of the outstanding Company Common Stock (or, in the case of such acquisition or announcement by Martha Stewart or any of her Affiliates, any group that includes Martha Stewart and her Affiliates, beneficial ownership of 75% or more of the outstanding Company Common Stock) if within ten (10) Business Days after such public acquisition or proposal, the Board does not publicly object to, recommend against or announce that it does not intend to approve or enter into such transaction with such Person or group, as applicable;

(v)  the first day after the date of this Agreement on which the Standstill Entities have not (A) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) and/or had a Synthetic Long Position with respect to, in the aggregate, more than five percent (5%) of the outstanding shares of Class A Common Stock or Total Voting Power for any 6-month period on a continuous basis or (B) had a Series A Designee on the Board for any 6-month period on a continuous basis;

(vi)  commencement of an involuntary proceeding or filing of an involuntary petition seeking (A) liquidation, reorganization or other relief in respect of the Company or any Subsidiary that represents all or substantially all of the Company’s assets or its debts (a “Material Subsidiary”), or of all or substantially all of the Company’s assets or its debts, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary of the Company or for all or substantially all of the Company’s or any such Material Subsidiary’s assets; and

(vii)  the Company or any Material Subsidiary of the Company (A) voluntarily commencing any proceeding or filing any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner any proceeding or petition described in the immediately-preceding clause (vi), (C) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Company or any such Material Subsidiary or for all or substantially all of the Company’s or any such Material Subsidiary’s assets, (D) filing an answer admitting the material allegations of a petition filed against it in any such proceeding or (E) making a general assignment for the benefit of creditors.

(c)  Notwithstanding Section 3.4(a), but subject to Section 3.4(d), and as long as the Standstill Entities are in compliance, in all material respects, with their obligations under this Agreement and the Purchase Agreement, the Standstill Entities shall not be prohibited (i) from stating to the Board that one or more Standstill Entities wishes to discuss with the Board a potential extraordinary transaction otherwise prohibited under Section 3.4(c), so long as (x) the making of such statement does not obligate the Investor or any other Standstill Entity (or group of which they are part) to make any public disclosure, (y) such statement does not contain specific material terms for an extraordinary transaction (such as price, form of consideration or other material terms) and (z) such statement is made on a confidential basis in a manner that would not reasonably be expected to require public disclosure by the Company of such statement or any related circumstances or conditions thereof; and (ii) participating as potential acquirer or strategic partner in any strategic review process publicly announced by the Company or the Board, whether by press release, filing with the SEC or otherwise, that is reasonably expected to result in an Acquisition Proposal or a proposal or offer that would be an Acquisition Proposal if it were made by a Person other than a Standstill Entity, so long as the Investor complies and cooperates with the guidelines of such strategic review process (provided that such guidelines may be as determined by the Board in its reasonable discretion, so long as Investor has been given the reasonable opportunity to participate in such process).

(d)  During the Standstill Period, and in addition to the Investor ‘s other obligations under this Section 3.4, the Investor agrees that the Standstill Entities will not, directly or indirectly, without the prior consent of the Company (as approved by the Board, to the knowledge of the Investor), effect (whether publicly or otherwise), initiate or participate in, support or assist any third party with respect to, or provide or guarantee financing for any third party, any offer to acquire  in excess of ten percent (10%) of the shares of Company Common Stock or ten percent (10%) of the Total Voting Power (by merger or consolidation or pursuant to a tender or exchange offer or otherwise) in which all holders of Company Common Stock would not be entitled to participate and receive the same consideration per share for each such share of Company Common Stock unless it is confirmed at the time such offer is made that such acquisition shall be subject to, and conditioned upon, the review and approval of a special committee of independent directors of the Board.

ARTICLE IV

MISCELLANEOUS

Section 4.1         Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto and, in the case of the Company, approved by the Board (to the knowledge of the Investor).  Any party hereto may, only by an instrument in writing, and, in the case of the Company, approved by the Board (to the knowledge of the Investor), waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 4.2         Notices.  Except as may be otherwise provided herein, all notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or facsimile (or like transmission, including e-mail) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number or e-mail address set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail.

If to the Company, to:

Martha Stewart Living Omnimedia, Inc.
601 West 26th Street
New York, NY 10001
Fax No.:  (917) 591-5201
Attention:  General Counsel
E-mail: dtaitz@marthastewart.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10022
Fax No.: (212) 492-0174
Attention: James H. Schwab
E-mail: jschwab@paulweiss.com

If to the Investor or any Affiliated Entity or any other Holder, to:

J. C. Penney Corporation, Inc.
6501 Legacy Drive
Plano, TX  75024
Fax No.: (972) 431-1916
Attention:  Janet Dhillon,
Executive Vice President, General Counsel and Secretary
E-mail: jdhillon@jcpenney.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 2700
Chicago, Illinois  60606
Fax No.:  (312) 407-0411
Attention:  Peter C. Krupp
L. Byron Vance III
E-mail:  peter.krupp@skadden.com
byron.vance@skadden.com

Section 4.3          Successors and Assigns.  Except as otherwise provided herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto and, in the case of the Company, approved by the Board (to the knowledge of the Investor), and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (which, in the case of the Investor, shall only include the Permitted Transferees); provided, that no assignment or transfer of this Agreement shall relieve the Investor of any of its obligations hereunder and the Investor shall remain obligated to cause any such Permitted Transferee to fully comply with the terms hereof as if it were the Investor.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 4.4           Execution and Counterparts.  This Agreement may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 4.5          Governing Law.  This Agreement is to be construed in accordance with and governed by, and all claims, disputes and controversies arising out of or relating to this Agreement shall be resolved in accordance with and governed by, the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All claims, disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in the State of Delaware, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

Section 4.6           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 4.7             Severability.  Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 4.8             Titles and Headings.  The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 4.9              Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 4.10           Interpretation; Absence of Presumption.

(a)  For the purposes hereof, unless the context requires otherwise: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole  and not to any particular provision of this Agreement, and Article, Section, paragraph, recital and references are to the Articles, Sections, paragraphs and recitals of this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) the terms “Dollars” and “$” shall mean U.S. dollars; (vi) references to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 4.10(a) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (vii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (viii) with respect to determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (ix) references to any statute shall be deemed to refer to such statute as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (x) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”; and (xi) the word “hereby,” or the term “contemplated hereby,” when used in this Agreement, shall refer to this Agreement only and not to any other Related Agreement.

(b)  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(c)  The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

Section 4.11         Holders’ Obligations and Rights.  The obligations of each Affiliated Entity that is a member of the Investor Group shall be joint and several with the obligations of each other such Affiliated Entity, and each such Affiliated Entity shall be responsible for the performance of the obligations of each other such Affiliated Entity hereunder.

Section 4.12          Aggregation of Stock.  All securities held or acquired or owned, beneficially or of record, by the Investor Group or any member thereof shall be aggregated together for the purpose of determining the availability of any rights, or the imposition of any obligations or limitations, under this Agreement.

Section 4.13        Recapitalizations, Exchanges, Etc.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Purchased Shares and any other shares of Class A Common Stock acquired by the Investor or any Affiliated Entity, (ii) any and all shares of voting common stock of the Company into which Purchased Shares or any such other shares of Class A Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Purchased Shares and any such other shares of Class A Common Stock (so long as the Company is reporting, or is subject to reporting requirements, under the Exchange Act) and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall use commercially reasonable efforts to cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Investor on terms substantially the same as this Agreement as a condition of any such transaction if, as of immediately following the occurrence of such transaction, (x) the Company or such successor or assign is reporting, or subject to reporting requirements, under the Exchange Act, (y) the Standstill Entities beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), in the aggregate, more than ten percent (10%) of the outstanding shares of the voting common stock of such successor or assignee and (z) the Standstill Entities would not otherwise be entitled to dispose of such securities received in such transaction in the open market pursuant to Rule 144 without manner of sale or volume limitations; provided further that, if, as of immediately following the occurrence of such transaction, any other Affiliate of the Company is provided registration rights with respect to such successor or assign, then, so long as the conditions set forth in the immediately-preceding clauses (x), (y) and (z) are satisfied, the Company shall cause such successor or assign to provide the Standstill Entities with comparable registration rights in proportion to the number of shares of the voting common stock of such successor or assign issued to such Affiliate and the Standstill Entities.

Section 4.14         Further Assurances.  Each of the parties will cooperate with the others and use its commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

Section 4.15         Specific Performance.  Each of the parties acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, each party will be entitled to seek injunctive and other equitable relief, without proof of actual damages, each party will not plead in defense thereto that there would be an adequate remedy at law, and each party shall waive any applicable right or requirement that a bond be posted by the other party.  Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

[The next page is the signature page]

The parties have caused this Investor Rights Agreement to be executed as of the date first written above.

MARTHA STEWART LILVING OMNIMEDIA, INC.

By:   /s/ Daniel Taitz
Name: Daniel Taitz
Title:  Chief Administrative Officer and
         General Counsel

J. C. PENNEY CORPORATION, INC.

By:   /s/ Michael P. Dastugue
Name:  Michael P. Dastugue
Title:  Executive Vice President and
           Chief Financial Officer